EXHIBIT 99.1

Press Release
For immediate release

Invesco Mortgage Capital Inc. Elects Edward J. Hardin to Join Board of Directors
in February 2014 and Announces Fourth Quarter 2013 Common and Preferred
Stock Dividends

Contact:  Bill Hensel, 404-479-2886

Atlanta, December 17, 2013  –  Invesco Mortgage Capital Inc. today announced that Edward J. (“Jack”) Hardin has been elected a member of the Board of Directors, effective February 19, 2014.  Mr. Hardin, 70, has been a partner of the law firm of Rogers & Hardin LLP since its formation in 1976 and is a member of its executive committee.  Mr. Hardin serves on the board of directors of CompX International, Inc., where he is a member of the audit committee.  Mr. Hardin received a Bachelor of Arts from Wesleyan University and a Juris Doctor from Vanderbilt University.

“We are very pleased that Jack is joining the Board,” said Jim Balloun, Chairman of the Board.  “Having advised a number of public companies on a variety of issues during his more than 40 years of practicing law, Jack brings a wealth of experience to our board.”

With the addition of Mr. Hardin the Board expands to six members, four of whom, including Mr. Hardin, are independent.  Mr. Hardin will also join the Audit, Compensation and the Nominating and Corporate Governance committees.

Common Stock Dividend

In addition, the Board of Directors of Invesco Mortgage Capital Inc. today declared a cash dividend of $0.50 per share of common stock for the fourth quarter of 2013. The dividend will be paid on January 28, 2014 to shareholders of record on December 27, 2013, with an ex-dividend date of December 24, 2013.

Preferred Stock Dividend

The Board of Directors also declared a cash dividend on its 7.75% Series A Preferred Stock of $0.4844 per share for the fourth quarter of 2013.  The dividend will be paid on January 27, 2014 to shareholders of record on January 1, 2014.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm.  Additional information is available at www.invescomortgagecapital.com.